UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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W Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANNUAL MEETING OF STOCKHOLDERS May 9, 2007
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
2006 SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS DURING 2006
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
OPTIONS EXERCISED AND STOCK VESTED IN 2006
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE OF W HOLDING COMPANY, INC. COMMON STOCK
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS

W HOLDING COMPANY, INC.
19 West McKinley Street
Mayagüez, Puerto Rico 00681
(787) 834-8000

April 9, 2007

To the Stockholders of
W Holding Company, Inc.:

The annual meeting of the stockholders of W Holding Company, Inc. (the “Company”) will be held on Wednesday, May 9, 2007, at 1:30 p.m., local time, at Mayagüez Resort & Casino, Road 104, Km. 0.3, Mayagüez, Puerto Rico 00681. At the meeting, you will be asked to vote on a number of important matters described in the attached Proxy Statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

At the annual meeting, you will be asked to elect two members of the Board of Directors to each serve for a three-year term, ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and transact any other business that may properly come before the meeting.

Our Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for directors, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. You are encouraged to read the accompanying Proxy Statement, which provides information about the Company and the matters to be voted on at the annual meeting. Also enclosed is our 2006 Annual Report to stockholders for the year ended December 31, 2006.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

Sincerely,

Frank C. Stipes, Esq.
Chief Executive Officer and
Chairman of the Board

W HOLDING COMPANY, INC.
19 West McKinley Street
Mayagüez, Puerto Rico 00681
(787) 834-8000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 9, 2007

To the Stockholders of
W Holding Company, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of W Holding Company, Inc. (the “Company”) will be held at the Mayagüez Resort & Casino, Road 104, Km. 0.3, Mayagüez, Puerto Rico 00681 on Wednesday, May 9, 2007, at 1:30 p.m., local time, for the following purposes:

1.	Election of Directors. To elect two members of the Board of Directors to each serve for a three-year term;

2.	Ratification of Appointment of Auditors. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3.	Other Business. To transact any other business as may properly come before the annual meeting and any postponement or adjournments thereof.

Stockholders of record at the close of business on March 30, 2007, are entitled to notice of and to vote at the annual meeting and at any adjournment of the meeting. Stockholders who do not plan to attend the annual meeting in person are urged to complete, sign, date and return the enclosed proxy card to the Company’s address listed above.

In addition to the Proxy Statement, proxy card and voting instructions, a copy of the Company’s Annual Report to stockholders for the year ended December 31, 2006, which is not a part of the proxy soliciting material, is enclosed.
By Order of the Board of Directors

Juan C. Frontera
Secretary of the Board of Directors

Mayagüez, Puerto Rico
April 9, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO THE COMPANY’S ADDRESS LISTED ABOVE IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

W HOLDING COMPANY, INC.
19 West McKinley Street
Mayagüez, Puerto Rico 00681

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 9, 2007

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

Persons Making the Solicitation

This Proxy Statement and accompanying proxy card are being sent to the stockholders of W Holding Company, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2007 annual meeting of the stockholders. The annual meeting will be held at the Mayagüez Resort & Casino, Road 104, Km. 0.3, Mayagüez, Puerto Rico 00681, on Wednesday May 9, 2007, at 1:30 p.m., local time, and at any meeting following postponement or adjournment of the annual meeting. This Proxy Statement, together with the enclosed proxy card, is first being mailed to stockholders on or about April 9, 2007. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the annual meeting.

In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company has engaged the firm of Morrow & Co., Inc. to aid in the solicitation of proxies. The cost of solicitation of proxies will be borne by the Company and is estimated to be less than $10,000. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock.

A copy of the Annual Report to stockholders for the year ended December 31, 2006, accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its 2006 fiscal year with the Securities and Exchange Commission (the “SEC”). Stockholders may obtain additional copies of the Form 10-K, free of charge, by writing to Mr. Freddy Maldonado, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681.

Record Date

The securities which can be voted at the annual meeting consist of shares of the Company’s Common Stock, with each share entitling its owner to one vote on each matter presented. The close of business on March 30, 2007 has been fixed by the Board of Directors as the record date for determination of stockholders entitled to receive notice of and to vote at the annual meeting. The number of shares of Common Stock issued and outstanding on March 30, 2007 was 164,897,600, all of which are entitled to vote at the annual meeting. As of March 30, 2007, the Company had 686 stockholders of record of its common stock, not including beneficial owners whose shares are held in record names of brokers or their nominees.

Voting Procedures and Required Vote

A form of proxy is enclosed for your use. If you vote using the enclosed proxy card and return it to us in time to be voted at the annual meeting, your shares will be voted in accordance with the instructions marked on the proxy card by Mr. Freddy Maldonado, President. Executed but unmarked proxies will be voted FOR the election of the board’s nominees as directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Our Board of Directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, Mr. Maldonado will vote the shares represented by your proxy on those other matters in accordance with his best judgment.

The presence, in person or by proxy, of one third of the total number of outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by a representative of the Bank of New York, which has been appointed by the Board of Directors to act as inspector of election of the annual meeting. Unless otherwise required by law or the Company’s Certificate of Incorporation or Bylaws, any matter put to a stockholder vote will be decided on by the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting, and which are entitled to vote.

Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting. Abstentions will not be counted in determining the number of votes cast, but will be counted in determining the number of shares represented in connection with any matter presented at the annual meeting.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing written notice of revocation with Mr. Juan C. Frontera, Secretary of the Board of Directors, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681, (2) submitting a duly executed proxy bearing a later date, or (3) appearing at the annual meeting and voting in person. The proxies solicited by this Proxy Statement may only be exercised at the annual meeting and any adjournment of the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide for an odd number of directors with a minimum of five and a maximum of nine members as established by resolution of the Board of Directors. The directors are divided into three classes, and the members of each class are to be elected for a term of three years or until their successors are elected and qualified. One class of directors is to be elected annually. Currently, there are seven directors.

The term of Messrs. César A. Ruiz and Pedro R. Domínguez expires at the 2007 annual meeting. Messrs. Ruiz and Domínguez have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors to stand for re-election to the class of directors with a term expiring at the 2010 annual meeting.

The Board of Directors believes that the nominees will stand for re-election and will serve if elected. If the nominees fail to stand for re-election or are unable to serve, it is intended that the shares represented by any proxies received will be voted for the election of such substitute as the Board of Directors may recommend.

Assuming the presence of a quorum at the annual meeting, the director nominees will be elected by a majority of the votes cast, either in person or represented by proxy, at the annual meeting. There are no cumulative voting rights in the election of directors.

Information as to the Nominees and Other Directors

The following table lists the nominees for re-election as directors and the current directors of the Company whose offices continue beyond the 2007 annual meeting. Also in the table is each person’s age at December 31, 2006, the periods during which that person has served as director of the Company and positions currently held with the Company and its wholly-owned subsidiary Westernbank Puerto Rico (“Westernbank”).

		Current
		Term	Director	Positions Held with the
Director Nominees	Age	Expiration	Since	Company and Westernbank

César A. Ruiz	72	2007	1972	Director and former Secretary of the Board (1)
Pedro R. Domínguez	62	2007	1992	Director and First Vice President — Southern Region of Westernbank

		Expiration	Director	Positions Held with the
Continuing Directors	Age	of Term	Since	Company and Westernbank

Cornelius Tamboer	63	2008	1989	Director
Freddy Maldonado	56	2008	2005	Director, President and Chief Investment Officer of the Company
Frank C. Stipes, Esq	51	2009	1990	Chief Executive Officer of the Company and Chairman of the Board of the Company and Westernbank (2)
Héctor L. Del Río	54	2009	2003	Director
Juan C. Frontera	40	2009	2003	Director and Secretary of the Board (3)

(1)	Effective February 28, 2007, Mr. Ruiz resigned from his position as the Company’s Secretary of the Board of Directors.

(2)	Effective March 29, 2007, Mr. Stipes assumed the positions of Chief Executive Officer and President of Westernbank.

(3)	Effective February 28, 2007, Mr. Frontera was named the Company’s Secretary of the Board of Directors.

Biographical Information

Provided below is a brief description of the principal occupation for at least the past five years of each of the Company’s directors. In addition to the descriptions below, each director has been a director of the Company since it was organized in 1999, except for Messrs. Héctor L. Del Río and Juan C. Frontera, who were appointed as directors in 2003 and for Mr. Freddy Maldonado, who was appointed as director in 2005.

César A. Ruiz is a retired banker who has been a director of Westernbank since 1972 and of the Company since its founding in 1999. In addition, since April 2001 until February 28, 2007, Mr. Ruiz was the Secretary of the Board of Directors of the Company.

Pedro R. Domínguez has served as a director of Westernbank since 1992 and of the Company since its founding in 1999. Mr. Domínguez has also been Westernbank’s First Vice President for the Southern Region since 1989.

Cornelius Tamboer is the sole proprietor of Industrial Contractor/Prota Construction, S.E. He has been a director of Westernbank since 1989 and of the Company since its founding in 1999.

Freddy Maldonado has been the President and Chief Investment Officer of the Company since July 2005. Prior to that, Mr. Maldonado served as the Chief Financial Officer and Vice President of Finance and Investment of the Company since its founding in 1999 and of Westernbank since March 1992, both until July 2005, and as Chief Investment Officer of Westernbank from July 2005 to November 2006. He served as Executive Vice President of

Finance and Investment and Chief Financial Officer at Ponce Federal Bank, F.S.B. from 1978 to 1992. Prior to that, Mr. Maldonado served as supervisory senior accountant at KPMG Peat Marwick LLP.

Frank C. Stipes, Esq. is Chairman of the Board of the Company and Westernbank; and Chief Executive Officer of the Company. He held the positions of Chief Executive Officer and President of the Company since its founding in 1999 and of Westernbank from 1992 to July 2005. At Westernbank, he was appointed to serve as Executive Vice President in 1988; Chief Executive Officer in 1989; Chairman of the Board in 1990; and President in 1992. He also served as General Legal Counsel to Westernbank from 1981 to 1988. Effective March 29, 2007, Mr. Stipes assumed the positions of Chief Executive Officer and President of Westernbank.

Héctor L. Del Río is the President and co-owner of Tamrío, Inc., a development and construction company. Tamrío, Inc. is an affiliate of Prota Construction, a company owned by Mr. Tamboer, who is also a director of the Company and Westernbank.

Juan C. Frontera is a sole proprietor of a retail petrol sales network and has prior banking experience. On February 28, 2007, Mr. Frontera was named the Company’s Secretary of the Board of Directors.

The Board of Directors Recommends That You
Vote to Elect Messrs. Ruiz and Domínguez to the
Company’s Board of Directors for the Term Specified Above

CORPORATE GOVERNANCE MATTERS

Pursuant to the Company’s Bylaws, the business and affairs of the Company are managed by or under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Currently there are seven members of the Board. The Board is divided into three classes. Currently, directors Messrs. César A. Ruiz and Pedro R. Domínguez are in the class up for re-election in 2007; directors Messrs. Cornelius Tamboer and Freddy Maldonado are in the class up for re-election in 2008; and directors Messrs. Frank C. Stipes, Esq., Héctor L. Del Río and Juan C. Frontera are in the class up for re-election in 2009. Each director serves for a term ending after the third annual meeting following the annual meeting at which such director was last elected or until such director’s successor is elected and qualified.

The Board has a majority of independent directors. The Board has determined that Messrs. Cornelius Tamboer, César A. Ruiz, Héctor L. Del Río and Juan C. Frontera are “independent” for purposes of Section 303A of the New York Stock Exchange (“NYSE”) Listing Standards, and that the members of the Audit Committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303A.02 of the NYSE Listing Standards. The Board’s determinations of director independence were made in accordance with the qualification standards for independent directors included in the Company’s Corporate Governance Guidelines which may be found in the Investor Relations section of the Company’s website at www.wholding.com and is available in print to any stockholder upon written request to Mr. Juan C. Frontera at W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681. The Board based these determinations primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships and based on discussions with the directors.

The Board of Directors of Westernbank meets on a monthly basis, while the Board of Directors of the Company meets as deemed necessary. In addition, the Board of Directors of the Company has seven committees, as described below. During the year ended December 31, 2006, the Board of Directors of Westernbank met 14 times, while the Board of Directors of the Company met 11 times. Each director attended at least 75% of the aggregate of (i) the total number of Board meetings held during the calendar year 2006, and (ii) the total number of meetings held by all committees on which he or she served during the year ended December 31, 2006.

Non-management directors, all of whom were determined to be independent (as discussed above), met in Executive Session, presided by Mr. César A. Ruiz, former Secretary of the Board, without management once during 2006. The Board of Directors has named the members of the Audit Committee as the members of this group. For

2007, the Board of Directors of the Company has named Mr. Juan C. Frontera as the Presiding Director of the non-management directors meetings. The Board has also named Mr. Juan C. Frontera as the contact for those interested parties that may want to communicate directly with a non-management director. Any interested parties may contact Mr. Juan C. Frontera by written notification to W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681.

Under a process approved by the Nominating and Corporate Governance Committee of the Board of Directors for handling letters received by the Company and addressed to non-management members of the Board of Directors, the Secretary of the Board of Directors reviews all such correspondence and forwards to the Board a summary and/or copies of any such correspondence that, in the opinion of the Secretary of the Board of Directors, deals with the functions of the Board of Directors or Committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established with respect to such matters.

The Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers, and employees which may be found in the Investor Relations section of the Company’s website at www.wholding.com and is available in print to any stockholder upon written request to Mr. Juan C. Frontera at W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681.

Below are the standing committees of the Board of Directors of the Company:

Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee (“Nominating Committee”), whose current members are Messrs. César A. Ruiz, Cornelius Tamboer, Héctor L. Del Río and Juan C. Frontera. All of the members of the Nominating Committee are independent under the NYSE Listing Standards. The Nominating Committee develops and recommends to the Board of Directors corporate governance policies and guidelines for the Company and for the identification and nomination of director and committee member candidates and nominates directors for election to the Board of Directors and appointment to committee membership. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which may be found in the Investor Relations section of the Company’s website at www.wholding.com and is available in print to any stockholder upon written request to Mr. Juan C. Frontera at W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681.

For the 2007 annual meeting, independent members of the Board of Directors (excluding those directors currently up for re-election) acted as the Nominating and Corporate Governance Committee for selecting the nominees for election as directors. During the year ended December 31, 2006, the Nominating Committee met once.

The Nominating Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders and by management. The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives. As set forth in the Company’s Nominating and Corporate Governance Committee Charter, the Nominating Committee is responsible for selecting individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders. In selecting director nominees, the Nominating Committee assesses the director’s qualifications as independent, as well as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time.

As set forth in Section 13 of the Company’s Bylaws, nominations by stockholders of persons for election to the Board of Directors must be made pursuant to timely notice in writing to the Secretary of the Board of Directors of the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company at least 150 days prior to the annual meeting. The stockholder’s notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving notice (i) the name and address, as they appear on the Company’s books, of the stockholder proposing such nomination, and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder.

The Nominating Committee is empowered to engage a third party search firm to assist in the identification of candidates, but the Nominating Committee currently believes that the existing directors and executive management of the Company and its subsidiaries have significant networks of business contacts that likely will form the source from which candidates will be identified. Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Nominating Committee members (individually or as a group), meet the Company’s Chief Executive Officer and other executive officers and ultimately meet the other directors. The Nominating Committee would elicit feedback from all persons who met with the candidate and then determine whether or not to recommend the candidate.

The Nominating Committee did not hire any director search firm in 2006 or 2005 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating Committee may do so in the future if necessary.

Executive Committee

The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the Company. The members of the Executive Committee are Messrs. Frank C. Stipes, Esq., César A. Ruiz and Cornelius Tamboer. During the year ended December 31, 2006, the Executive Committee did not meet.

Compensation Committee

The Company has a Compensation Committee comprised entirely of independent directors, in accordance with the NYSE Listing Standards. The Compensation Committee reviews and makes determinations of the compensation of the Company’s directors and senior executive officers, and administers and implements the Company’s incentive-compensation plans and equity-based plans. The Board of Directors has adopted a Compensation Committee Charter which may be found in the Investor Relations section of the Company’s website at www.wholding.com and is available in print to any stockholder upon written request to Mr. Juan C. Frontera at W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681. The current members of the Compensation Committee are Messrs. César A. Ruiz, Cornelius Tamboer, Héctor L. Del Río and Juan C. Frontera. During the year ended December 31, 2006, the Compensation Committee met three times.

Audit Committee

The members of the Audit Committee are Messrs. César A. Ruiz, Cornelius Tamboer, Héctor L. Del Río and Juan C. Frontera. During the year ended December 31, 2006, the Audit Committee met 15 times.

The Board of Directors has determined that all of the directors who serve on the Audit Committee are independent under the Securities and Exchange Commission (“SEC”) regulations implementing the audit committee member requirements of the Sarbanes-Oxley Act of 2002 and are also independent under Section 303A.02 of the NYSE Listing Standards. The Board of Directors has determined that all members of the Audit Committee are financially literate. On March 21, 2003, the Audit Committee named Mr. César A. Ruiz as the “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee’s functions include the following: (i) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, reviewing the independence of that firm, reviewing with that firm the plans and results of the audit engagement of the Company and approving all auditing and non-auditing services performed by that firm; (ii) reviewing the design and effectiveness of the Company’s internal controls and similar functions; (iii) approving the annual audit plan and reviewing the results of internal auditing; (iv) reviewing the Company’s financial results and SEC filings; and (v) reviewing the Company’s compliance with legal and regulatory requirements.

The Audit Committee meets periodically with management to consider the adequacy of the Company’s internal controls and financial reporting process. It also discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel. The Audit Committee reviews the Company’s financial statements and discusses them with management and the independent registered public accounting firm before those financial statements are filed with the SEC.

The Audit Committee regularly meets privately with the independent registered public accounting firm, has the sole authority to retain and dismiss that firm and periodically reviews its performance and independence from management. The independent registered public accounting firm has unrestricted access to books and records and personnel of the Company, and reports directly to the Audit Committee.

The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors of the Company. The Board of Directors has reviewed and approved the Audit Committee charter in light of the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated by the Securities and Exchange Commission implementing the Sarbanes-Oxley Act as well as the rules adopted by the NYSE relating to corporate governance matters. A copy of the Audit Committee charter is available in the Investor Relations section of the Company’s website at www.wholding.com and is available in print to any stockholder upon written request to Mr. Juan C. Frontera at W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681.

The Audit Committee has established the W Holding Company, Inc. Whistleblower Phone Number, a toll free hotline through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal control or auditing matters; conflicts of interest or dishonest or unethical conduct; violations of the Company’s Code of Business Conduct and Ethics; and/or any other violations of laws, rules or regulations. Complaints submitted through this process are presented to the Audit Committee to be handled in accordance with procedures adopted with respect to such matters.

Investment Committee

The Investment Committee is responsible for the Company’s and Westernbank’s asset/liability oversight. Through policies designed to manage the flow of funds and the use and pricing of such funds, the Investment Committee supervises the Investment Department’s responsibility for maintaining an acceptable interest rate spread, while assuring that the Company complies with all applicable investment and liquidity requirements. The Investment Committee is composed of the entire Board of Directors of the Company and Westernbank Treasurer and Chief Investment Officer, Ramón A. Rosado, Esq. The Company’s Chief Accounting Officer, Mr. Norberto Rivera, CPA, is a non-voting participant of the Investment Committee. The Investment Committee met 12 times in 2006.

Senior Credit Committee

Prior approval of the Senior Credit Committee is required for all loans in excess of $20.0 million ($15.0 million in the case of Westernbank Business Credit, a division of Westernbank). The Senior Credit Committee also reviews and ratifies all loans from $1.0 million to $20.0 million approved by Westernbank’s regional credit committees. The Senior Credit Committee is composed of members of the Company’s Board of Directors and senior lending officers of Westernbank. All loans in excess of $20.0 million ($15.0 million for Westernbank Business Credit Division) approved by the Senior Credit Committee are also reviewed and ratified by the Board of Directors. All loans in excess of $50.0 million require the approval of the Board of Directors. The members of the Senior Credit Committee are Messrs. Frank C. Stipes, Esq., Cornelius Tamboer, Héctor L. Del Río, Juan C. Frontera and Pedro R.

Domínguez, and Westernbank officers Messrs. Ricardo Cortina, William Vidal, Esq., José E. Rivera, René López, CPA, Peter Léctora, CPA and Ms. Ana Rosado. The Senior Credit Committee met 12 times in 2006.

Compliance and Risk Management Committee

The Compliance and Risk Management Committee oversees federal and local regulatory compliance for the Company and Westernbank. The members of the Compliance and Risk Management Committee are the Company or Westernbank officers Messrs. Frank C. Stipes, Esq., Alfredo Archilla, Alfredo Pérez, CPA, Edgar Nicole, Héctor Vázquez, Norberto Rivera, CPA, Aurelio Emmanuelli, Esq. and Ms. Sandra Laracuente. The Compliance and Risk Management Committee met nine times during 2006.

Stockholders Communication with Directors

The Company’s stockholders who want to communicate with the Board or any individual director can write to:

W Holding Company, Inc.
19 West McKinley Street
Mayagüez, Puerto Rico 00680

Your letter should indicate that you are a W Holding Company stockholder. Subject to reasonable constraints of time and topics and the rules of order, stockholder communications shall be presented to the Board at the next regularly scheduled meeting of the Board, or relevant committee of the Board. The Board of Directors reserves the right to determine the appropriate action to be taken, if any, in response to stockholders communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend and participate in the annual meeting of stockholders. All directors attended the 2006 Annual Meeting of Stockholders held on May 30, 2006.

Director’s Compensation

Directors who are employees receive no additional compensation for serving on the Board of Directors or its committees.

In 2006, the Company provided the following annual compensation to directors who are not employees:

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred
	or Paid in	Awards	Awards	Compensation	Compensation	All Other
	Cash	(1)	(2)	(1)	Earnings(1)	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Cesar A. Ruiz	$60,720	$—	$—	$—	$—	$1,200	(3)	$61,920
Cornelius Tamboer	47,489	—	—	—	—	—		47,489
Hector L. Del Rio	47,489	—	—	—	—	—		47,489
Juan C. Frontera	47,255	—	—	—	—	—		47,255

(1)	Not applicable.

(2)	No stock awards were granted to the Company’s directors.

(3)	Mr. Ruiz is entitled to a $100 travel allowance payable on a monthly basis.

Each non-employee director who serves on three or more Board committees (except for Mr. César A. Ruiz, who receives benefits from Company retirement plans) received an annual retainer of $42,000 in 2006, which was payable in 12 monthly installments of $3,500. Each non-employee member of the Board who serves on two or less Board committees received an annual retainer of $24,000 in 2006, which was payable in 12 monthly installments of $2,000. Employee directors do not receive additional compensation for being a Board member.

The Company has two honorary directors, Mrs. Fredeswinda G. Frontera and Mrs. Ileana García Ramírez de Arellano. Both of them are members of two or less of the Company’s Board committees, and therefore for year 2006 they received an annual retainer of $24,000 each.

Mr. César A. Ruiz received $1,500 per Board of Directors meeting he attended. During 2006, he received Board of Directors fees amounting to $18,000, corresponding to 12 Board of Directors meetings. In addition, as the Secretary of the Board of Directors and the Chairman of the Audit Committee and Financial Expert, during fiscal year 2006, Mr. Ruiz received fees amounting to $6,720, or $560 per Board meeting and $36,000, or $3,000 per Audit Committee meeting, respectively. Effective February 28, 2007, Mr. Ruiz resigned from his position as the Company’s Secretary of the Board of Directors.

In addition to fees for attendance at Board and committee meetings, non-employee directors are eligible for health and insurance benefits, at the same level and pursuant to the same terms of all of the Company’s employees.

The Company may also reimburse the directors for their out-of-pocket expenses incurred in connection with attendance at meetings of and other activities relating to service on the Board of Directors or any committee. No reimbursements for expenses were claimed during 2006.

Executive Officers of the Company

The following information is supplied with respect to the executive officers of the Company. There were no arrangements or understandings pursuant to which any of these executive officers were selected as an officer. The following table shows information regarding the executive officers at December 31, 2006.

		Officer of the
	Age as of	Company and/or
	December 31,	Westernbank	Positions Held with the
Name	2006	Since	Company and/or Westernbank

Frank C. Stipes, Esq.	51	1988	Chairman of the Board of the Company and Westernbank, and Chief Executive Officer of the Company(1)
Freddy Maldonado	56	1992	Director, President and Chief Investment Officer of the Company
José M. Biaggi, Esq.	39	2005	Former Chief Executive Officer and President of Westernbank
Pedro R. Domínguez	62	1989	Director and First Vice President — Southern Region of Westernbank
Alfredo Archilla	50	2001	Chief Operating Officer
Norberto Rivera, CPA	44	2004	Vice President Corporate Comptroller and Chief Accounting Officer
Andrés Morgado, CPA	48	2000	President, Westernbank Trust Division
William Vidal, Esq.	53	2000	First Vice President for Commercial Credit, Chief Lending Officer Northeastern Region
Miguel Vázquez	56	2001	President, Westernbank Business Credit Division
Migdalia Rivera	56	2002	President, Expresso of Westernbank

(1)	Effective March 29, 2007, Mr. Stipes assumed the positions of Chief Executive Officer and President of Westernbank.

Biographical Information

Provided below is a brief description of the principal occupation for at least the past five years of each of the Company’s executive officers other than Messrs. Stipes, Maldonado and Domínguez, whose biographical information is included with that of the directors.

José M. Biaggi, Esq. — Mr. Biaggi was the Chief Executive Officer and President of Westernbank since July 12, 2005. He previously served as outside legal counsel to the Company and Westernbank from 1993 to 2005 with the law firm of Biaggi & Biaggi, P.S.C. On March 29, 2007, Mr. Biaggi resigned to his positions as Chief Executive Officer and President of Westernbank.

Alfredo Archilla — Mr. Archilla is the Chief Operating Officer since February 15, 2006. Mr. Archilla joined the Company on June 1, 2001, as Westernbank’s Vice President of Administration and Human Resources. He previously served as President and General Manager of Star Kist Caribe, Inc. from August 1987 to May 2001. Prior thereto, he served as Project Engineer at Union Carbide Graphito from 1981 to 1987.

Norberto Rivera, CPA — Mr. Rivera has been the Company’s Chief Accounting Officer since June 13, 2006 and Vice President Corporate Comptroller since July 12, 2005. Mr. Rivera joined the Company on May 10, 2004 as Westernbank’s Vice-President Comptroller. He previously served as a Senior Manager at Deloitte & Touche LLP from 1990 to 2004.

Andrés Morgado, CPA — Mr. Morgado has served as President of Westernbank Trust Division since August 2000. He previously served as Executive Vice President of Oriental Financial Group from 1990 to 2000. Prior to that, he served as Chief Operating Officer and Trust Officer of Commercial Trust Company, Inc. from June 1988 to February 1990; Vice President of Investments of Drexel Burnham Lambert Puerto Rico from April 1987 to June 1988; and Tax Manager at Deloitte & Touche LLP from 1979 to 1987.

William Vidal, Esq. — Mr. Vidal has served as Westernbank’s First Vice President and Chief Lending Officer for the Northeastern Region since July 12, 2005. Mr. Vidal joined the Company on June 26, 2000, as First Vice President of the North Region. He was previously in the private practice of law, specialized in bankruptcy law, from 1978 to 2000.

Miguel Vázquez — Mr. Vázquez joined the Company on June 15, 2001, as President of Westernbank Business Credit Division. He previously served as President of the Puerto Rico operation of Congress Credit Corporation, a subsidiary of First Union National Bank, N.A. from 1971 to 2001.

Migdalia Rivera — Ms. Rivera joined the Company on June 12, 2002, as President of Expresso of Westernbank. She previously served as President of CommoLoco, a subsidiary of American General Financial Group, from 1968 to 2002.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), the Company provides an overview and analysis of its compensation program, the material compensation decisions that the Company has made under this program, and the material factors that the Company considered in making those decisions. Later in this proxy statement under the caption “2006 Summary Compensation Table” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer, the Chief Accounting Officer and the next three highest paid executive officers of the Company (the “NEO’s”).

Objectives of the Company’s Compensation Program

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has responsibility for approving the compensation program for the Company’s NEO’s. The Compensation Committee acts pursuant to a charter that has been approved by the Company’s Board of Directors.

The compensation program for the NEO’s is designed to attract, retain and reward talented executives who can contribute to the Company’s success and thereby build value for the Company’s shareholders. The program reflects the following principles:

Compensation should reward performance

The Company’s compensation program should deliver top-tier compensation given top-tier individual and company performance; likewise, where individual performance falls short of expectations and/or Company’s performance lags the industry; the program should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the program should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

Compensation should reflect the value of the job in the marketplace

To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent.

The Company’s employees should think like the Company’s stockholders

The Company’s employees should act in the interests of the Company’s stockholders and the best way to encourage them to do that is through an equity stake in the Company. This is done by granting stock options to key employees.

Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with the individual and company performance objectives should increase as the individual’s business responsibilities increase. This objective is evident from the compensation paid to the NEO’s in 2006. Historically, the variable incentive compensation of the NEO’s has been significantly greater than their fixed compensation.

Other goals

The compensation program is designed to balance short and long term financial objectives, build stockholder value and reward the individual and company performance.

The Compensation Committee’s Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•	Assessment of Company Performance. The Compensation Committee uses Company performance measures in establishing total compensation ranges. The committee considers certain measures of progress of the Company including asset quality, stability and soundness of operations, regulatory classification, overall loan portfolio growth, performance, quality, capital and efficiency ratios as compared to peer groups, net earnings and the Company’s overall results and management effectiveness in light of existing market conditions.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO’s performance, the independent directors, under the direction of the presiding director, meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. At the end of the year, the independent directors meet in executive session under the direction of the presiding director to conduct a performance review of the CEO based, among others, on his contribution to the Company’s performance, as well as, other leadership accomplishments. This evaluation is shared with the CEO by the presiding director and is provided to the Compensation Committee for its consideration in setting the CEO compensation.

For the NEO’s, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its discretion and judgment based on the Board’s interactions with each such executive officer. As with the CEO, the performance evaluation of these executives is based, among others, on his or her contribution to the Company’s performance, as well as other leadership accomplishments.

•	Benchmarking. The Compensation Committee benchmarks the Company’s compensation program with a peer group of financial holding companies based in Puerto Rico. The Company seeks highly competent, specialized and experienced talent, unique to the financial sector. The Company uses the following peer financial holding companies based in Puerto Rico for benchmarking purposes: Popular, Inc., First BanCorp., Santander BanCorp, Doral Financial Corporation and R&G Financial Corporation. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the range of comparative pay of the peer group companies when the Company achieves or not, the targeted performance levels. The individual’s relative position is driven by individual and company performance. The Compensation Committee also reviews the total executive compensation, with or without special performance bonus, in order to determine, under its discretion, what amount of a particular bonus is based strictly on performance and what, if any, is granted to the executive as part of his base salary in line with the salaries paid to other executives in equivalent peer groups positions, as mentioned before.

•	Total Compensation Review. The Compensation Committee reviews each executive’s base pay, bonus, and stock option incentives every 18 months, with the exception of the Company’s CEO and Westernbank’s CEO, which are revised annually. In addition to these primary compensation elements, the committee reviews the deferred compensation program, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios. Following the 2006 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for 2006

For 2006, the compensation of the Company’s executives consisted of five primary components: base salary, a Christmas bonus, a special performance bonus, stock option grants and benefits package. The Company’s compensation program for the NEO’s has been designed so that a larger portion of the NEO’s total compensation is earned in the form of bonus opportunities.

How the Company structure compensation

The Company offers its NEO’s a combination of base salary and annual performance bonus opportunities, in addition to other various benefits. The Company pays base salaries in order to provide executive officers with sufficient, regularly-paid income and to attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. The Company also grants the NEO’s the opportunity to earn over and above leveling year end base salary, annual performance bonuses, as part of the incentive program available to all employees, in order to ensure focus on annual financial and operating results.

Because the Company’s executive officers recommend to the Company’s Board of Directors the levels of achievement for the annual performance bonus compensation awards, the Compensation Committee and the Board of Directors review the recommended levels carefully before approving them. This is to ensure that the goals are set accurately to provide the Company’s executive officers with goals that are at a reasonably high level, but also are obtainable.

How the Company determined 2006 compensation

The Compensation Committee determined all compensation for each NEO for 2006 and the performance goals for the annual performance bonus. Compensation is paid based on the NEO’s individual and departmental performance, as well as the overall performance of the Company. In assessing the performance of the Company for the purpose of compensation decisions, the Company considers numerous factors, including earnings during the past year relative to budget plans, asset growth, business plans for the future direction of the Company, and safety and soundness of the Bank. For these bonuses, salaries paid by other financial institutions in the Company’s geographic market area, with similar asset size, are also considered. An assessment of the individual executive compensation and performance is done based on the executive’s responsibilities and a determination of the executive’s contribution to the performance of the Company and the accomplishment of the Company’s strategic goals. In assessing performance for purposes of establishing base salaries, special performance bonuses and stock option grants, also supplemented in part by discretionary compensation through a portion of a year end salary “catch up”, a mechanical formula is not used, but instead the factors described above are weighted as deemed appropriate in the circumstances. The 2006 salary levels of the Company’s NEO’s were established consistent with this compensation program.

Base Salary

Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries are reviewed every 18 months, with the exception of the salaries of the Company’s CEO, which is reviewed annually by the Compensation Committee. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by (1) scope and complexity of the position, including current job responsibilities, (2) relative base salaries of the Company’s peers, and (3) upon the recommendations of the Chief Executive Officer, including an evaluation of each officer’s individual performance and contribution to the Company’s financial, operational and strategic goals and objectives. Consistent with compensation practices generally applied in the financial services industry, base salaries generally form a lower percentage of total compensation with a majority of total compensation coming from variable incentive compensation that is tied to the Company’s performance.

For 2006, the Compensation Committee reviewed the NEOs’ base salaries, based on the principles described above under “The Compensation Committee’s Processes.” After such review, the Compensation Committee concluded that base salaries were appropriate and consistent with the Company’s compensation program.

On January 22, 2007, the salary of Mr. Norberto Rivera, Chief Accounting Officer and Vice President Corporate Comptroller of the Company and subsidiaries, was raised to $225,000 annually from $165,750 annually. The salary increase of Mr. Rivera was due to his new responsibilities as a result of his promotion to Chief Accounting Officer, his leadership in setting high standards for financial reporting and the Company’s satisfaction with his performance.

For a further description of the base salaries paid to the NEO’s in 2006, please refer to the 2006 Summary Compensation Table set forth on page 18.

Christmas Bonus

A Christmas bonus is mandated under Puerto Rico law for all employees. The minimum amount required by law is $300 per employee. Traditionally, the Company has granted one month of salary as a Christmas Bonus to its employees. For 2006, the Company granted one month of salary as the Christmas bonus to each of its NEO’s as follows: $29,167 for Mr. Frank C. Stipes, Esq., the Company’s CEO; $37,500 for Mr. José M. Biaggi, Esq., former CEO and President of Westernbank; $16,750 for Mr. Pedro R. Dominguez, Director and First Vice President — Southern Region of Westernbank; $22,917 for Mr. William Vidal, Esq., First Vice President for Commercial Credit and Chief Lending Officer Northeastern Region; $16,250 for Mr. Norberto Rivera, Chief Accounting Officer and Vice President Corporate Comptroller; and $300 for Mr. Ricardo Hernández, former Chief Financial Officer.

Special Performance Bonus

As stated above, the Company grants a special performance bonus to its executive officers and certain employees, including the Chief Executive Officers. Such bonus is granted after an assessment of the Company’s performance and growth is made for the year, both individually and compared to its peer group, which includes among other factors, asset quality, stability and soundness of operations, regulatory classification, overall loan portfolio growth, performance, quality, capital and efficiency ratios as compared to peer groups, net earnings and the Company’s overall results and management effectiveness in light of existing market conditions and the overall compensation of the executive in regard to similar positions in the industry. This special performance bonus is designed to help achieve the objectives of the compensation program and may vary significantly from year to year, which stresses that results and contributions in any year affect future years. The amount of the special performance bonus is made in the form of cash.

The Compensation Committee may, in its discretion, (1) award special performance bonuses absent the attainment of the relevant performance goals, and (2) reduce or eliminate entirely the amount of special performance bonuses payable to any participant upon attainment of the performance goals. Historically, the Compensation Committee has exercised its discretion each year in granting the amount of special performance bonus payable to the NEO’s. As explained before, the Compensation Committee does not rely on predetermined formulas, weighted factors or a limited set of criteria in making this decision. In determining whether the maximum special performance bonus payable to a NEO, or the extent to which the award should be reduced, the Compensation Committee considers (1) management’s continuing achievement of its short and long term goals versus its strategic imperatives, (2) the executive officer’s historical and current compensation, including the number of shares of stock options previously granted to the executive officer, (3) the Company’s desired competitive market position, (4) the Company’s relative standing in the industry as a whole, and (5) the achievement of initiatives regarding growth, productivity and people previously discussed above, determined by the business function over which the executive officer has control. In evaluating the achievement of the initiatives regarding growth, productivity and people, the Compensation Committee considered the actual results of such initiatives, the extent to which the initiatives were a significant stretch goal for the individual, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired initiatives. The Compensation Committee also assessed the level of achievement against the initiatives, including the performance achievement relative to stockholder value.

The Compensation Committee determined special performance bonus payable to the NEO’s based on each individual’s contributions and responsibilities; special performance bonus to individuals with higher ability to directly impact the Company’s performance may fluctuate significantly because they bear a greater proportion of the risk that compensation will decrease if the Company’s goals are not attained. In 2006, the Company exceeded and attained certain annual performance objectives such as: asset quality, stability and soundness of operations, regulatory classification, overall loan portfolio growth, capital and efficiency ratios. Based on those results, in 2006, the Committee concluded that it was appropriate to award the following NEO’s with a special performance bonus, as follows: $487,500 for Mr. José Manuel Biaggi, Esq., former CEO and President of Westernbank; $600,000 for Mr. Pedro R. Domínguez, Director and First Vice President — Southern Region of Westernbank; $250,000 for Mr. William Vidal, First Vice President for Commercial Credit and Chief Lending Officer Northeastern Region; and $150,000 for Mr. Norberto Rivera, Chief Accounting Officer and Vice President Corporate Comptroller.

Regarding the Company’s CEO, Mr. Frank C. Stipes, Esq., and the Company’s President, Mr. Freddy Maldonado, both refrained the Compensation Committee from being considered for any special compensation or performance bonus consideration, as they were not involved, other than in a strictly advisory or consulting capacity in and for the operations of Westernbank Puerto Rico, where the responsibilities and workhand was on the executives of Westernbank, which carry on approximately 99% of the financial results of the Company. Therefore, their yearly compensation was limited to their respective base salaries and marginal benefits in line with their positions at the Company and advisory capacities over the Company’s subsidiaries, mainly on Westernbank.

The Compensation Committee believes that the structure and ultimate overall payout amounts of base salary and special performance bonuses are appropriate and competitive with those offered by the Company’s peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture, and increase the NEOs’ vested interest in the Company.

Stock Options

The Company has two shareholder-approved stock option plans, the 1999 Qualified Stock Option Plan (the “1999 Qualified Option Plan”) and the 1999 Nonqualified Stock Option Plan (the “1999 Nonqualified Option Plan”), for the benefit of employees of the Company and its subsidiaries. These plans offer to key officers, directors and employees an opportunity to purchase shares of the Company’s common stock. The option price for both plans is determined at the grant date. Both plans will remain in effect for a term of 10 years. The Board of Directors has sole authority and absolute discretion as to the number of stock options to be granted, their vesting rights, and the options’ exercise price. No options have been granted under the 1999 Nonqualified Option Plan. Options granted under the 1999 Qualified Option Plan have an exercise price equal to or greater than the market value of the underlying common stock at the grant date. The options become fully exercisable after five years following the grant date and the maximum contractual term of the options is ten years.

The Compensation Committee believes that the granting of stock options, the only form of equity based award permitted under the 1999 Qualified Option Plan and 1999 Nonqualified Option Plan, is the most appropriate form of long-term compensation to executive officers, since it believes that the equity interests in the Company held by the executive officers align the interests of shareholders and management. This approach is designed to provide incentives for the creation of shareholder value over the long term since the full benefit of this component of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The Compensation Committee does not rely on predetermined formulas, weighted factors or a limited set of criterias in making its decisions of granting stock options. The Compensation Committee may, in its discretion, (1) award stock options absent the attainment of the relevant performance goals, and (2) reduce or eliminate entirely the amount of stock options to be granted upon attainment of the performance goals. Historically, the Compensation Committee has exercised its discretion each year in granting stock options to the NEO’s. During 2006, the Company awarded 120,000 stock options to Mr. José Manuel Biaggi, Esq., former Westernbank’s CEO and President. Upon resignation date (March 29, 2007), stock options granted to Mr. Biaggi were forfeited. During 2006, the Company did not award any stock options to the other NEO’s.

Nonqualified Deferred Compensation Plan

Westernbank has a Master Deferred Compensation Plan for a select group of management or highly compensated employees, including each of the NEO’s. The Plan and the Trust are not intended to meet the requirements of Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR-IRC”), and therefore do not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy under section 1165 of the PR-IRC. However, the Plan and the Trust are intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 202(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). During 2006, the following NEO’s deferred all or a portion of their 2006 special performance bonuses as follows: $487,500 by Mr. Biaggi; $600,000 by Mr. Domínguez; $175,000 by Mr. Vidal; and $150,000 by Mr. Rivera.

All Other Compensation

All other compensation for the NEO’s includes perquisites and other personal benefits, including deferred profit-sharing plan contributions, 1165(e) plan matching contributions, car allowances, allowance for business and entertainment expenses and life, accidental death and dismemberment insurance premiums.

Qualified Deferred Profit-Sharing Plan

The Company has a non-contributory deferred profit-sharing plan, covering substantially all of its employees, which provides for retirement and disability benefits. The Company’s contribution to the profit-sharing plan is discretionary. Participants in the Deferred Profit-Sharing Plan will be vested upon completing five years of service with the Company, with no vesting prior to such time. The Company’s total contributions to the plan for the year ended December 31, 2006 were $250,000. The Company’s contributions to its NEO’s under the plan were as follows: Mr. Stipes $2,271; Mr. Rivera $2,147; Mr. Domínguez $5,301; Mr. Vidal $2,848 and Mr. Biaggi $5,941 in 2006.

Qualified Defined Contribution Plan

Effective January 1, 1995, the Company added to its Profit Sharing Plan a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of the Company who have one year of service and are twenty-one years or older. Under the provisions of this Plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to the maximum deferral amount specified by local law. The Company contributes 50 percent of the first 6 percent of base compensation, as defined, that a participant contributes to the Plan. Participants are immediately vested in their contributions plus actual earnings thereon. The Company’s contributions plus actual earnings thereon are 100 percent vested after three years of credited service. In case of death or disability, a participant or his/her beneficiary will be 100 percent vested regardless of the number of years of credited service. The Company’s contributions for 2006 amounted to $595,000. The Company contributed $4,000 with respect to each of its NEO’s under the plan in 2006, except for Mr. Hernández to whom the Company contributed $2,942.

Car Allowances

The car allowance is based on the estimated use of time of the Company car by the respective NEO’s as part of their normal course of business. During 2006, the NEO’s, except for Mr. Rivera, benefited from the use of a company-owned vehicle with an approximate economic cost of $9,053 for Mr. Stipes; $7,633 for Mr. Domínguez; $7,633 for Mr. Vidal; $13,313 for Mr. Biaggi; and $818 for Mr. Hernández.

Business and Entertainment Expenses

During 2006, the Company paid allowances for business and entertainment expenses to its NEO’s as follows: Mr. Stipes $52,500; Mr. Rivera $29,250; Mr. Domínguez $48,000; Mr. Vidal $41,250; Mr. Biaggi $67,500; and Mr. Hernández $17,500.

Life, Accidental Death and Dismemberment Insurance

The Company provides life, accidental death and dismemberment insurance coverage to all of its employees, including its NEO’s. For the NEO’s, in the event that any of the conditions provided under the policy are met, the benefits shall be four times the NEO’s annual salary rounded to the next higher $1,000 to a maximum of $505,000. Upon retirement, all insurance benefits shall terminate. During 2006, the Company paid insurance premiums on behalf of its NEO’s as follows: Mr. Stipes $1,183; Mr. Rivera $979; Mr. Domínguez $3,576; Mr. Vidal $1,256; Mr. Biaggi $496; and Mr. Hernández $446.

Severance Benefits

Except in the case of a change in control of the Company, the Company is not obligated to pay severance or other benefits to the NEO’s upon termination of their employment. The Company has entered into payment agreements in the event of a change in control with the following NEO’s: Messrs. Pedro R. Domínguez and William Vidal, Esq. On each anniversary of the date of commencement of the agreements, the term of each agreement automatically extends for one year unless written notice from the Company is received not less than 60 days prior to the anniversary date advising the executive that the agreement shall not be further extended.

The agreements provide for severance payments in connection with or within one year after a “Change in Control” (as defined below) in the event the employee’s employment is terminated voluntarily by the employee or involuntarily by the Company without cause.

For the purposes of the agreements, a Change in Control shall be deemed to have occurred if:

(i) 25% or more of ownership control, power to vote, or beneficial ownership of any class of voting securities of the Company is acquired by any person, either directly or indirectly or acting through one or more other persons;

(ii) any person (other than any person named as a proxy in connection with any solicitation on behalf of the Board) holds revocable or irrevocable proxies, as to election or removal of three or more directors of the Company, for 25% or more of the total number of voting shares of the Company;

(iii) any person has received all applicable regulatory approvals to acquire control of the Company;

(iv) any person has commenced a cash tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 25% or more of the total number of voting shares of the Company, whether or not any requisite regulatory approval for such acquisition has been received, provided that a change in control will not be deemed to have occurred under this clause unless the Board has made a determination that such action constitutes or will constitute a change in control; or

(v) as a result of, or in connection with, any cash tender or exchange offer, merger, or any other business combination, sale of assets or contested election, or any combination of the foregoing transactions, (a) the persons who were Directors of the Company before such transaction shall cease to constitute at least a majority of the Board or its successor or (b) the persons who were stockholders of the Company immediately before such transaction do not own more than 50% of the outstanding voting stock of the Company or its successor immediately after such transaction.

The special compensation to be received pursuant to a Change in Control of the Company shall be equal to three times the annual base compensation plus bonuses paid to the executive officer for the calendar year immediately preceding the year in which the Change in Control has occurred; provided, however, that in no event shall the special compensation exceed $1,500,000 for each such employee. If employment was terminated in 2007 under such circumstances following a Change in Control, $1,500,000 each would be payable to Messrs. Domínguez and Vidal. The Company has ten similar Change in Control agreements with certain executive officers of the Company and/or Westernbank, which if their employment was terminated in 2007 under such circumstances following a Change in Control, would result in payments amounting to $9,172,000.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s management stock option plans, the deferred compensation plans, and other management incentive and benefit programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation and Discussion Analysis discussed before. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommend to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Definitive Proxy Statement for filing with the Securities and Exchange Commission.
Héctor L. Del Río
Juan C. Frontera
César A. Ruiz
Cornelius Tamboer

2006 SUMMARY COMPENSATION TABLE

The following table sets forth a comprehensive overview of the compensation for the Company’s named executive officers during the year ended December 31, 2006. The Company does not provide the following to its named executive officers: stock awards, non-equity incentive plan, defined benefits plan or employee agreements.

							Change in
							Pension Value
						Non-Equity	and Nonqualified	All Other
				Stock	Option	Incentive Plan	Deferred	Compensation
		Salary (1)	Bonus (2)	Awards($)	Awards (4)	Compensation	Compensation	(5)	Total
Name & Principal Position	Year	($)	($)	(3)	($)	(3)	Earnings ($)(3)	($)	($)

Current
Frank C. Stipes, Esq.	2006	$308,942	$29,167	$—	$—	$—	$—	$69,741	$407,850
Chairman of the Board and Chief Executive Officer
Norberto Rivera, CPA	2006	165,750	166,250	—	16,748	—	—	36,376	385,124
Chief Accounting Officer and Vice President Corporate Comptroller
Pedro R. Domínguez	2006	183,808	616,750	—	33,496	—	—	70,855	904,909
First Vice President — Southern Region of Westernbank
William Vidal, Esq.	2006	233,750	272,917	—	25,122	—	—	56,987	588,776
First Vice President for Commercial Credit and Chief Lending Officer Northeastern Region
Former
José M. Biaggi, Esq. (6)	2006	382,500	525,000	—	304,322	—	—	91,350	1,303,172
Chief Executive Officer and President of Westernbank
Ricardo Hernández, CPA (7)	2006	127,392	300	—	—	—	—	21,705	149,397
Chief Financial Officer

(1)	Includes (i) amounts deferred by the individual pursuant to the Company’s 1165(e) Plan, and (ii) cash payments in respect of accrued and unused vacation time.

(2)	Includes a special performance bonus granted at year end and the Christmas bonus that is granted under Puerto Rico law. The Company has normally granted one month of salary as the Christmas bonus. During 2006, the following NEO’s deferred all or a portion of their 2006 special performance bonuses as follows: $487,500 by Mr. Biaggi; $600,000 by Mr. Domínguez; $175,000 by Mr. Vidal; and $150,000 by Mr. Rivera.

(3)	Not applicable.

(4)	A discussion of the assumptions used in calculating these values may be found in Note 17 “Stock Compensation Plans” to the Company’s consolidated financial statements included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	The table below shows the components of this column, which include perquisites and other personal benefits, including the Company’s Profit Sharing Plan contribution for each named executive officer, the Company’s match for each individual’s 1165(e) Plan contributions, an allowance for business and entertainment expenses, benefits from the use of a company-owned vehicle, and other employee benefits which in the aggregate do not exceeds $10,000.

			Allowance for
	Profit Sharing		Business and	Use of
	Plan	1165(e) Plan	Entertainment	Company
Name	Contribution	Contribution	Expenses	Car	Other	Total

Current
Frank C. Stipes, Esq.	$2,271	$4,000	$52,500	$9,053	$1,917	$69,741
Norberto Rivera, CPA	2,147	4,000	29,250	—	979	36,376
Pedro R. Domínguez	5,301	4,000	48,000	7,633	5,921	70,855
William Vidal, Esq.	2,848	4,000	41,250	7,633	1,256	56,987
Former
José M. Biaggi, Esq.	5,941	4,000	67,500	13,313	596	91,350
Ricardo Hernández, CPA	—	2,942	17,499	818	446	21,705

(6)	Mr. José M. Biaggi, Esq., resigned from his positions as Chief Executive Officer and President of Westernbank on March 29, 2007.

(7)	Mr. Ricardo Hernández, CPA, resigned from his position as the Company’s Chief Financial Officer on June 13, 2006.

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis section above, and include the Company’s two shareholder-approved stock option plans, the 1999 Qualified Option Plan and the 1999 Nonqualified Option Plan.

GRANTS OF PLAN-BASED AWARDS DURING 2006

All Other
								All Other	Option
								Stock	Awards:
		Estimated Future Payouts			Estimated Future Payments			Awards (1):	Number of	Exercise or
	Grant	Under Non-Equity Incentive			Under-Equity Incentive Plan			Number of	Securities	Base Price of	Grant Date
Name	Date	Plan Awards (1)			Awards (1)			Shares of	Underlying	Option	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	of Options
		($)	($)	($)	($)	($)	($)	Units (#)	($)(2)	($/Sh)	Awards ($)(3)

Current
Frank C. Stipes, Esq.	—	—	—	—	—	—	—	—	—	—	—
Norberto Rivera, CPA	—	—	—	—	—	—	—	—	—	—	—
Pedro R. Domínguez	—	—	—	—	—	—	—	—	—	—	—
William Vidal, Esq.	—	—	—	—	—	—	—	—	—	—	—
Former
José M. Biaggi, Esq.	10/2/2006	—	—	—	—	—	—	—	120,000(4)	$6.00	$229,200
Ricardo Hernández, CPA	—	—	—	—	—	—	—	—	—	—	—

(1)	Not Applicable.

(2)	Stock options are normally granted at an exercise price of 100% or higher than the fair market value on the date of the grant. The options are vested 20% per year and will be 100% vested at the end of the five year period. In the event the Company shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation, then all options granted under these Plans shall become immediately exercisable. The option exercise price is fixed over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock. The Company does not pay dividend equivalents on stock options.

(3)	Estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: (a) the dividend yield was 3.25%; (b) the expected life was 7 years; (c) the expected volatility was 38.77%; and (d) the risk-free interest rate was 4.57%. The weighted market price of the stock at the grant date was $5.84.

(4)	Upon resignation date (March 29, 2007), stock options granted to Mr. Biaggi were forfeited.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards							Stock Awards(1)
											Equity Incentive
				Equity Incentive						Equity	Plan Awards:
				Plan Awards:						Incentive Plan	Market or Payout
				Number of						Awards:	Value of
	Number of		Number of	Securities						Number of	Unearned
	Securities		Securities	Underlying					Market Value of	Unearned	Shares, Units or
	Underlying		Underlying	Unexercised	Option			Number of Shares	Shares or Units of	Shares, Units or	Other Rights
	Unerxercised		Unexercised	Unearned	Exercise		Option	or Units of Stock	Stock That Have	Other Rights	That Have Not
	Options (#)		Options (#)	Options	Price		Expiration	That Have Not	Not Vested	That Have Not	Vested
Name	Exercisable (2)		Unexercisable (2)	($)	($)		Date	Vested (#)	($)	Vested (#)	($)

Current
Frank C. Stipes, Esq.	4,424,301	(3)	—	$—	$2.85	(3)	1/28/2010	—	$—	—	$—
Norberto Rivera, CPA	4,000		16,000	—	10.71		7/15/2015	—	—	—	—
Pedro R. Domínguez	8,000		32,000	—	10.71		7/15/2015	—	—	—	—
	459,384	(3)	—	—	2.85	(3)	1/28/2010	—	—	—	—
William Vidal, Esq.	6,000		24,000	—	10.71		7/15/2015	—	—	—	—
	175,568	(3)	—	—	2.85	(3)	1/28/2010	—	—	—	—
Former
José M. Biaggi, Esq. (4)	—		120,000	—	6.00		10/2/2016	—	—	—	—
	70,000		280,000	—	10.71		7/15/2015	—	—	—	—

(1)	Not applicable.

(2)	Stock options are vested 20% per year and will be 100% vested at the end of the five year period. Stock options granted on January 28, 2001 to Messrs. Frank C. Stipes, Esq., Pedro R. Domínguez and William Vidal, Esq. expires on January 28, 2010 and are 100% since January 28, 2006. Stock options granted on July 15, 2005, to Messrs. José M. Biaggi, Esq., Norberto Rivera, CPA, Pedro R. Domínguez and William Vidal, Esq. expires on July 15, 2015 and vests 20% on each of the following anniversary dates: July 15, 2006, July 15, 2007, July 15, 2008, July 15, 2009 and July 15, 2010. Stock options granted on October 2, 2006 to Mr. José M. Biaggi, Esq., expires on October 2, 2016 and vests 20% on each of the following anniversary dates: October 2, 2007, October 2, 2008, October 2, 2009, October 2, 2010 and October 2, 2011. On March 29, 2007, Mr. José M. Biaggi, Esq., resigned from his positions as Chief Executive Officer and President of Westernbank. Upon resignation all stock options granted to Mr. José M. Biaggi, Esq., were forfeited.

(3)	Adjusted to reflect a three-for-two stock split and a 2% stock dividend on the Company’s common stock declared on December 6, 2004 and December 13, 2004, respectively, distributed on January 10, 2005; the three-for-two stock split and a 2% stock dividend declared on November 4, 2003 and November 11, 2003, respectively, distributed on December 10, 2003; and the three-for-two stock split declared on June 17, 2002 and distributed on July 10, 2002.

(4)	Mr. José M. Biaggi, Esq., resigned from his positions as Chief Executive Officer and President of Westernbank on March 29, 2007. Upon resignation, 470,000 stock options granted to Mr. Biaggi were forfeited.

OPTIONS EXERCISED AND STOCK VESTED IN 2006

	Option Awards		Stock Awards (1)
	Number of	Value	Number of Shares	Value Realized
	Shares Acquired	Realized on	Acquired on	Vesting
Name	on Exercise (#)(2)	Exercise ($)(3)	Vesting (#)	($)

Current
Frank C. Stipes, Esq.	—	$—	—	—
Norberto Rivera, CPA	—	—	—	—
Pedro R. Domínguez (4)	125,000	617,762	—	—
William Vidal, Esq. (5)	—	—	—	—
Former
José M. Biaggi, Esq. (6)	—	—	—	—
Ricardo Hernández, CPA (7)	175,568	809,734	—	—

(1)	Not applicable.

(2)	Adjusted to reflect a three-for-two stock split and a 2% stock dividend on the Company’s common stock declared on December 6, 2004 and December 13, 2004, respectively, distributed on January 10, 2005; the three-for-two stock split and a 2% stock dividend declared on November 4, 2003 and November 11, 2003, respectively, distributed on December 10, 2003; and the three-for-two stock split declared on June 17, 2002 and distributed on July 10, 2002.

(3)	Value realized on exercise reflect the excess of the market price of the Company’s common stock at the time of exercise over the exercise price of the option.

(4)	On March 26, 2007, Mr. Pedro R. Domínguez exercised 125,000 stock options, representing 26.74% of his vested stock options, at an exercise price of $2.85 per share.

(5)	On January 16, 2007, Mr. William Vidal exercised 175,568 stock options, representing 96.70% of his vested stock options, at an exercise price of $2.85 per share.

(6)	Mr. José M. Biaggi, Esq., resigned from his position as Chief Executive Officer and President of Westernbank on March 29, 2007. Upon resignation, 470,000 stock options granted to Mr. Biaggi were forfeited.

(7)	Mr. Ricardo Hernández, CPA, resigned from his position as the Company’s Chief Financial Officer on June 13, 2006. Upon resignation, 225,568 stock options granted to Mr. Hernández were forfeited.

The Company has two equity based compensation plans, the 1999 Qualified Stock Option Plan and the 1999 Nonqualified Stock Option Plan. Under the 1999 Qualified Stock Option Plan, options for up to 14,747,670 shares (as adjusted for stock splits and stock dividends) of Common Stock may be granted. Also, options for up to 14,747,670 shares (as adjusted) of Common Stock, reduced by any options granted under the 1999 Qualified Stock Option Plan, may be granted under the 1999 Nonqualified Stock Option Plan. At December 31, 2006, the Company had outstanding 7,708,666 options (as adjusted) under the 1999 Qualified Stock Option Plan. No options have been granted under the 1999 Nonqualified Stock Option Plan. The following table provides information as of December 31, 2006, regarding shares of common stock that may be issued to key employees under the 1999 Qualified Stock Option Plan.

Number of Securities Remaining Available for
Number of Securities to be	Weighted-Average Exercise	Future Issuance Under Equity Compensation
Issued Upon Exercise of	Price of Outstanding	Plans (Excluding Securities Reflected in
Outstanding Options (1) (2)	Options (1)	Column (a)) (1)
(a)	(b)	(c)

6,629,427	$3.84	5,107,823

(1)	Adjusted to reflect a three-for-two stock split and a 2% stock dividend on the Company’s common stock declared on December 6, 2004 and December 13, 2004, respectively, distributed on January 10, 2005; the three-for-two stock split and a 2% stock dividend declared on November 4, 2003 and November 11, 2003, respectively, distributed on December 10, 2003; and the three-for-two stock split declared on June 17, 2002 and distributed on July 10, 2002.

(2)	Excludes 1,800,698 shares issued upon exercise of stock options through December 31, 2006.

Nonqualified Deferred Compensation

Westernbank has a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. The benefit to be derived from the Plan and the Trust, is for the benefit of Westernbank employees participating in the Plan and their beneficiaries in accordance with the terms and conditions set forth in the Plan. The Plan and the Trust are not intended to meet the requirements of Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR-IRC”), and therefore do not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy under section 1165 of the PR-IRC. On the other hand, the Plan and the Trust are intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 202(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Under the Nonqualified Deferred Compensation Plan the employee or his beneficiaries will receive the payment of the deferred compensation, following the earlier of the deferment date, the termination of employment, the death of the employee, a financial hardship or an involuntary termination of the Plan as to the employer, all subject however, to the claims of the employer’s general creditors under federal, state and Commonwealth of Puerto Rico laws, as provided in the Plan and the Trust.

The deferred compensation will equal the fair market value of the assets held in the employee account, as determined in the Plan. The employee recognizes that his or her deferred compensation payment will depend on the investment performance of the assets held in his or her employee account and the expenses, costs and fees, if any, charged against such account as provided in the Plan and the Trust. In addition, the employee recognizes that the deferred compensation may be less that the deferred amount, depending on the type of assets in which the deferred amount is invested, their investment performance over the years, and the expenses, costs and fees, if any, charged against his employee account.

During year 2006, certain NEO’s contributed to the deferred compensation plan by deferring all or a portion of their 2006 special performance bonuses as follows: $487,500 by Mr. Biaggi; $600,000 by Mr. Dominguez; $175,000 by Mr. Vidal and $150,000 by Mr. Rivera.

Retirement Benefits Plans

Qualified Deferred Profit-Sharing Plan

The Company has a non-contributory deferred profit-sharing plan, covering substantially all of its employees, which provides for retirement and disability benefits. The Profit Sharing Plan is self-administered with the retention of professional administrative services. All contributions to the Profit Sharing Plan, which are held in trust, are invested as directed by participants. The trustees of the Profit Sharing Plan are Messrs. Stipes, Maldonado and Domínguez. The shares of common stock of the Company held by Mr. Stipes, Mr. Maldonado and Mr. Domínguez are set forth in the Beneficial Ownership table.

Participants in the Profit Sharing Plan will be vested upon completing five years of service with the Company, with no vesting prior to such time. The Profit Sharing Plan complies with amendments to the Age Discrimination in Employment Act of 1987 that mandate the elimination of provisions that require the retirement of employees at any age. Provisions in the Profit Sharing Plan allow withdrawals after three years, provided certain substantial conditions or restrictions are met.

The Company shall contribute each fiscal year to the Plan out of its current or accumulated after-tax net profit such amount as shall be determined by the Board of Directors of the Company. Notwithstanding the foregoing, the Company’s contribution for any fiscal year shall not exceed the maximum amount allowable as a deduction to the Company under the provisions of Section 23 (p)-2 of the Puerto Rico Income Tax Act of 1954, as amended, or as replaced from time to time. All contributions by the Company shall be made in cash or in such property as is acceptable to the trustees.

As of each anniversary of the participant’s employment with the Company (the “Anniversary Date”), the participant’s contribution and any previously unallocated forfeitures of Company contributions are allocated to the account of each participant in the same ratio that such participant’s credited points for the calendar year bear to the total credited points of all such participants for such year.

On each Anniversary Date, the credited points for each participant are determined on the basis of the following schedule:

		For Each Full and
		Fractional
		$100 of Total
	For Each	Compensation
	Complete	Paid to the Participant
Years of Service	Year of Service	in the Calendar Year

0-5	2	1
6 or more	3	1

For purposes of eligibility, a Year of Service means a 12-month period, beginning on the date of hire, during which employees are paid, or entitled to payment, for 1,000 or more hours of employment. If they do not meet the 1,000 hours requirement in the first 12 months after their date of hire, they will be credited with a Year of Service for any Plan Year which begins after their date of hire during which they are credited with 1,000 or more hours. A Year of Service, for purposes of vesting, means a Plan Year during which employees were credited for 1,000 or more hours. A total of $558,000 was distributed to certain participants of the Profit Sharing Plan in 2006. The Company contributed $250,000 to the Plan in 2006.

Qualified Defined Contribution Plan

The Company has a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of the Company, including its executive officers, who have one year of service and are twenty-one years or older. Under the provisions of this Plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to the maximum deferral amount specified by local law. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. Participants are immediately vested in their contributions plus actual earnings thereon. The Company’s contributions plus actual earnings thereon are 100 percent vested after three years of credited service. In case of death or disability, a participant or his/her beneficiary will be 100 percent vested regardless of the number of years of credited service. The Company’s contribution for the year ended December 31, 2006 was $595,000.

Payments Made Upon Termination

If the employment of any of the Company’s NEO’s is voluntarily or involuntarily terminated, no additional payments or benefits will accrue to any of them, other than what the NEO has accrued and is vested in under the benefit plans discussed before in this definitive proxy statement. A voluntary or involuntary termination will not trigger an acceleration of the vesting of any the Company outstanding stock options.

Payment Agreement in the Event of a Change in Control

The Company has entered into payment agreements in the event of a change in control with the following NEO’s: Messrs. Pedro R. Domínguez and William Vidal, Esq. On each anniversary of the date of commencement of the agreements, the term of each agreement automatically extends for one year unless written notice from the Company is received not less than 60 days prior to the anniversary date advising the executive that the agreement shall not be further extended.

The special compensation to be received pursuant to the payment agreements in the event of a change in control shall be equal to three times the annual base compensation plus bonuses paid to the executive officer for the calendar year immediately preceding the year in which the change in control has occurred; provided, however, that in no event shall the special compensation exceed $1,500,000 for each such employee. If employment was terminated in 2007 under such circumstances following a change in control, $1,500,000 each would be payable to Messrs. Domínguez and Vidal. The Company has ten similar severance payment agreements with certain executive officers of the Company and/or Westernbank, which if their employment was terminated in 2007 under such circumstances following a change in control, would result in payments amounting to $9,172,000. The Chairman of the Board of Directors and CEO of the Company, Mr. Frank C. Stipes, Esq., as a matter of principles, has never accepted or has had any such contract since he joined Westernbank and/or Company back in 1988 and 1999, respectively.

Potential Payments Upon Termination or Change In Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEO’s would be entitled assuming a termination or change in control as of December 31, 2006.

		Acceleration and Vesting of
		Stock Options Granted
		Upon Change in Control
	Change in Control	(Unamortized Expense	Total Potential Payment
Name	Payment	as of 12/31/06)(1)(2)	Upon Change in Control

Current
Frank C. Stipes, Esq.	$—	$—	$—
Norberto Rivera, CPA	—	59,316	59,316
Pedro R. Dominguez	1,500,000	118,632	1,618,632
William Vidal, Esq.	1,500,000	88,974	1,588,974
Former
José M. Biaggi, Esq.	1,500,000	1,256,379	2,756,379

(1)	If the Company shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation, then all options granted under these Plans shall become immediately exercisable.

(2)	A discussion of the assumptions used in calculating these values may be found in Note 17 “Stock Compensation Plans” to the Company’s consolidated financial statements included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

As explained before, on June 13, 2006, Mr. Ricardo Hernández, CPA, resigned to his position as the Company’s Chief Financial Officer. In addition, on March 29, 2007, Mr. José M. Biaggi, Esq., resigned to his positions as Westernbank’s Chief Executive Officer and President. As part of their resignations, they were entitled to the following termination payments:

			Distribution of Defined
			Contribution Plan
	Accrued	Accrued	Under Section
Name	Salary	Vacations	1165(e)	Total

Ricardo Hernández, CPA	$1,635	$13,281	$103,975	$118,891
José M. Biaggi, Esq.	13,240	$37,514	—	50,754

Effective on the resignation date, the benefits under the change in control agreements for both NEO’s were terminated. Also, the resignation did not trigger an acceleration of the vesting of any outstanding stock options. All unexercised stock options granted to Mr. Hernández and Mr. Biaggi were forfeited on their corresponding resignation dates. No additional payments or benefits were accrued to them or paid to them, other than the above amounts. On March 15 and on April 3, 2007, Mr. José M. Biaggi, Esq., retired $240,216 and $245,956, respectively, from the nonqualified deferred compensation plan.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay

•	Distributions of plan balances under the Company’s Defined Contribution Plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code and the Company’s non-contributory deferred profit-sharing plan.

Deferred Compensation.  The amounts shown in the table do not include distributions of plan balances under the Westernbank’s deferred compensation plan.

Death and Disability.  A termination of employment due to death or disability does not entitle the NEO’s to any payments or benefits that are not available to salaried employees generally.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of Messrs. Cornelius Tamboer, César A. Ruiz, Héctor L. Del Río and Juan C. Frontera. None of these non-employee directors nor Mr. Stipes has any interlocking or other relationship that would call into question his or her independence.

Héctor L. Del Río
Juan C. Frontera
César A. Ruiz
Cornelius Tamboer

Other Relations

The Company’s conflict of interest policy permits only loans with a first mortgage to be executed by the Company to directors and executive officers with respect to their primary residence. Home equity and second mortgage loans are not permitted. No officer, director or employee may have any other type of loan or indebtedness with the Company, except for a credit card, unless such loan or indebtedness is fully cash collateralized. All loans to directors and executive officers were made (i) in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2006, all loans made by Westernbank to the directors or executive officers of the Company were in compliance with these requirements.

Review of Related Person Transactions

The Company has written procedures for the review and approval of transactions between the Company, its subsidiaries and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

The Company annually requires each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The Corporate Governance Committee and Board of Directors annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under the Company’s Corporate Governance Guidelines.

Legal Counsel

Prior to the appointment of Mr. José Manuel Biaggi as Chief Executive Officer, President and Director of Westernbank on July 12, 2005, Mr. Biaggi practiced commercial law with the law firm of Biaggi & Biaggi, P.S.C. since 1993. Biaggi & Biaggi, P.S.C. provides legal services to the Company and Westernbank on a regular basis. The Company and the Bank paid an aggregate of approximately $5.1 million in fees for services rendered by Biaggi & Biaggi, P.S.C. in fiscal year 2006.

REPORT OF THE AUDIT COMMITTEE

We assist the Board of Directors in its oversight of the Company’s financial reporting process. In fulfilling our oversight responsibilities, we have reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management has represented to us that the financial statements were prepared in accordance with the accounting principles generally accepted in the United States of America.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accounting firm audits the annual financial statement prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with us their independence and any other matters they are required to discuss with us or that they believe should be raised to us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the discussions with the independent auditors.

We have discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, and pre-approved the audit costs to be charged by the independent accountants. We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on the reviews and discussions described in the preceding paragraphs, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Héctor L. Del Río
Juan C. Frontera
César A. Ruiz
Cornelius Tamboer

CERTAIN BENEFICIAL OWNERS
STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of March 30, 2007, with respect to the amount of the Company’s Common Stock beneficially owned by each director of the Company, each nominee for election as a director, each of the named executive officers, by all directors and executive officers of the Company as a group and by each person believed by management to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership (1)		of Class (12)

Fredeswinda G. Frontera,	12,304,105	(2)	7.47	%(13)
Honorary Directress
Ileana García Ramírez de Arellano,	14,289,236		8.67	%(14)
Honorary Directress
Cornelius Tamboer,	5,880,144	(3)	3.57%
Director
Frank C. Stipes, Esq.,	11,738,531	(4)	7.12	%(15)
Chairman of the Board and Chief Executive Officer
Freddy Maldonado,	2,713,897	(5)	1.65%
Director, President and Chief Investment Officer
Héctor L. Del Río,	108,573	(6)	*
Director
Juan C. Frontera,	1,584,668		*
Director and Secretary of the Board of Directors
Pedro R. Domínguez,	1,287,302	(7)	*
Director and First Vice President — Southern Region of Westernbank Puerto Rico
César A. Ruiz,	125,337		*
Director
FMR Corp.	15,871,244	(8)	9.63	%(16)
Thomas W. Smith	8,584,567	(9)	5.21	%(17)
William Vidal, Esq.,	182,045	(10)	*
First Vice President for Commercial Credit, Chief Lending Officer Northeastern Region of Westernbank Puerto Rico
Norberto Rivera, CPA,	9,033	(11)	*
Chief Accounting Officer and Vice President Corporate Comptroller
All Directors and Executive Officers as a Group (15 persons, including those above)	50,817,426		30.84%

*	Represents less than 1% of the outstanding common stock.

(1)	Based upon information provided by the respective beneficial owners and filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934, as amended. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated, the address of each director and executive officer of the Company is c/o W Holding Company, Inc., 19 West McKinley Street, Mayagüez, Puerto Rico 00680.

(2)	Includes 923,184 shares owned by Mrs. Frontera’s spouse and children. Mrs. Frontera also owns 56,000 shares or 11.62% of the Company’s 7.125% Non-Cumulative, Convertible Monthly Income Preferred Stock, 1998 Series A (the “Series A Preferred Stock”). On October 27, 2006, Mrs. Frontera transferred as a gift the amount of 5,154,227 common shares to her adult daughter and her three adult sons, including 1,327,113 common shares to Juan C. Frontera, who is also a director of the Company.

(3)	Includes 2,484,208 shares of common stock owned by Prota Construction, S.E. of which Mr. Tamboer is the holder of 100% interest and has full voting power, and 99,704 shares of common stock owned by Tamrío, Inc., of which Mr. Tamboer is the holder of 50% interest and has shared voting power. Mr. Tamboer and Tamrío, Inc. also own 20,000 and 40,000 shares or 4.15% and 8.30% of the Company’s Series A Preferred Stock, respectively.

(4)	Includes 41,288 shares of common stock owned by Ms. Valerie C. Stipes, Mr. Stipes’ daughter and 4,424,301 vested stock options. Mr. Stipes also owns 60,000 shares or 12.45% of the Company’s Series A Preferred Stock.

(5)	Includes 100,497 shares of common stock owned by Mr. Maldonado’s daughters and 1,041,701 vested stock options. Mr. Maldonado and his daughters also own 35,000 shares or 7.26% and 3,950 shares or 0.82%, respectively, of the Company’s Series A Preferred Stock. Mr. Maldonado also owns 4,000 shares or 0.19% of the Company’s Series B Preferred Stock, 12,000 shares or 0.54% of the Company’s Series C Preferred Stock; 11,303 shares or 0.63% of the Company’s Series D Preferred Stock; 42,204 shares or 2.44% of the Company’s Series E Preferred Stock; 6,000 shares or 0.14% of the Company’s Series F Preferred Stock and 10,000 shares or 0.33% of the Company’s Series H Preferred Stock.

(6)	Includes 93,704 shares of common stock owned by Tamrío, Inc., of which Mr. Del Río is the holder of 50% interest and has shared voting power. Tamrío, Inc. also owns 40,000 shares or 8.30% of the Company’s Series A Preferred Stock.

(7)	Includes 342,384 vested stock options.

(8)	Based on information contained in the Schedule 13G/A filed by FMR with the SEC on February 14, 2007.

(9)	Based on information contained in the Schedule 13G/A filed by Thomas W. Smith with the SEC on February 14, 2007.

(10)	Includes 6,000 vested stock options.

(11)	Includes 4,000 vested stock options.

(12)	As of March 30, 2007, 164,897,600 shares of the Company’s Common Stock were issued and outstanding.

(13)	Fredeswinda G. Frontera’s address is P.O. Box 496 Mayagüez, PR 00681-0496.

(14)	Ileana García Ramírez de Arellano’s address is P.O. Box 2045 Mayagüez, PR 00681-2045.

(15)	Frank C. Stipes’ address is P.O. Box 2045 Mayagüez, PR 00681-2045.

(16)	FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Thomas W. Smith’s address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The table below shows the officers of the Company or Westernbank and directors who during 2006 inadvertently filed overdue Section 16(a) reports covering the following number of transactions in the Company’s securities:

Name	Late Reports	Transactions

Cornelius Tamboer	1	1
Héctor L. Del Río	1	1
Juan C. Frontera	1	1
Rafael Somoza	1	1
Aurelio Emmanuelli, Esq.	1	1

PERFORMANCE OF W HOLDING COMPANY, INC. COMMON STOCK

The following graph compares the total cumulative returns (including reinvestment of dividends) of $100 invested on December 31, 2001 in (a) common stock of W Holding Company, Inc. (b) Dow Jones US Banks Index and (c) Dow Jones US Total Market Index.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for W HOLDING COMPANY, INC. Common Stock

	12/2001	12/2002	12/2003	12/2004	12/2005	12/2006
W Holding Company, Inc.	100	154	272	346	190	141
Dow Jones US Banks Index	100	98	130	149	152	179
Dow Jones US Total Market Index	100	78	102	114	121	140

(A)	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

(B)	The indexes are reweighted daily, using the market capitalization on the previous trading day.

(C)	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

(D)	The index level for all series was set to $100.00 on December 31, 2001.

PROPOSAL 2

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has appointed Deloitte & Touche LLP to continue as the independent registered public accounting firm of the Company for the year ending December 31, 2007, and has further directed that such appointment be submitted for ratification by the stockholders at the 2007 annual meeting. Deloitte & Touche LLP has served continuously as independent auditors for the Company or Westernbank since 1985.

The affirmative votes of the majority of the shares present, either in person or represented by proxy, at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year 2007.

The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.

Deloitte & Touche LLP will have a representative at the annual meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

Audit and audit-related fees aggregated $1,364,000 (includes $73,000 of out-of-pocket expenses) and $1,123,000 (includes $80,000 of out-of-pocket expenses) for the fiscal years ended December 31, 2006 and 2005, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,363,000 (includes $73,000 of out-of-pocket expenses) and $1,111,000 (includes $79,000 of out-of-pocket expenses), respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2006 and 2005, were $1,000 and $2,000 (includes $1,000 of out-of-pocket expenses), respectively. No out-of-pocket expenses were paid in 2006. For both years, fees relate to stand-alone audits of subsidiaries, including audits required by other investors or lenders.

Tax Fees

There were no fees billed by Deloitte and Touche LLP for professional services related to Tax Fees for the Company for the fiscal years ended December 31, 2006 and 2005.

All Other Fees

There were no fees billed by Deloitte and Touche LLP for professional services related to other services for the Company for the fiscal years ended December 31, 2006 and 2005.

In considering the nature of the services provided by Deloitte and Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that these are permitted under the rules and regulations concerning auditor independence implemented by the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent registered public accounting firm in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its June 26, 2006, meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the

“Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent registered public accounting firm during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent registered public accounting firm when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services;

4. Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

The Board of Directors Recommends a Vote FOR
the Ratification of the Appointment of
Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm
for the fiscal year ending December 31, 2007

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder proposal intended for inclusion in the Company’s Proxy Statement and form of proxy relating to the Company’s 2008 annual meeting of stockholders, must be received by the Company’s Secretary, Mr. Juan C. Frontera, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681 by December 28, 2007, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of proxy for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, the Company’s Bylaws require that notice of new business and/or nominations for director be delivered to the Secretary of the Company at least 150 days prior to the date of the annual meeting.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

By the order of the Board of Directors

Juan C. Frontera
Secretary of the Board of Directors

Mayagüez, Puerto Rico
April 9, 2007

W HOLDING COMPANY, INC	YOUR VOTE IS IMPORTANT VOTE BY INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			MAIL

https://www.proxypush.com/whi
•	Go to the website address listed above.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Return your proxy card in the postage-paid envelope provided.

☐

▼ DETACH PROXY CARD HERE ▼

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.
☒ Votes must be indicated (x) in Black or Blue ink.

1.	To elect two directors to serve for three-year terms:

Nominees: (01) César A. Ruiz, (02) Pedro R. Domínguez

FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See Instructions below)	☐
INSTRUCTION: To withhold authority to vote for a particular nominee, mark the “FOR ALL EXCEPT” box and write that nominee’s name on the space provided below.

For All Except*

		FOR	AGAINST	ABSTAIN
2.	To ratify appointment by the Board of Directors of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007	☐	☐	☐

	I PLAN TO ATTEND THE MAY 9, 2007 ANNUAL MEETING OF STOCKHOLDERS			☐
	To include any comments, please mark this box.			☐
To change your address, please mark this box.

SCAN LINE
Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, each should sign.

Date Share Owner sign here	Co-Owner sign here

W HOLDING COMPANY, INC

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned stockholder hereby appoints Mr. Freddy Maldonado, President, as proxy with full power of substitution, and hereby authorizes such proxy to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 9, 2007, at 1:30 p.m., local time, at Mayagüez Resort & Casino, Road 104, Km 0.3, Mayagüez, Puerto Rico 00681, and at any adjournments or postponements thereof, in respect of all shares of the Common Stock of the Company which the undersigned may be entitled to vote, on the following matters:
     This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. However, if no direction is given, this proxy will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
     The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 9, 2007, including the attachments thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Board of Directors of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.
     If you receive more than one proxy form, please sign and return all cards in the accompanying envelope.

(Continued and to be signed on the reverse side)	W HOLDING COMPANY, INC.
P.O. BOX 11049
NEW YORK, N.Y. 10203-0049